Contact:

Sebastien Reyes

Director of Investor Relations

AMERCO

(602) 263-6601

Sebastien_Reyes@uhaul.com

AMERCO Announces Transfer of Listing of Common Stock to the New York Stock Exchange; Sets Date of Name Change to U-Haul Holding Company

RENO, Nev. (November 15, 2022)--AMERCO (Nasdaq: UHAL, UHALB), parent of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company, announced it will transfer the listing of both series of the Company’s common stock to the New York Stock Exchange (“NYSE”) from The Nasdaq Global Select Market (“Nasdaq”) effective December 19, 2022. On that day, trading of both series of stock will begin on NYSE, and AMERCO will officially change its name to U-Haul Holding Company. An Independent Special Committee of the Board of Directors approved these actions to increase the marketability of the stock.

“As an industry leader, the U-Haul name is synonymous in North America with do-it-yourself moving and self-storage,” stated Jim Grogan, chair of the Independent Special Committee. “As we join many of our industry peers on the NYSE, we expect the move to increase the visibility and marketability we set out to achieve as a committee.”

The Company’s Voting-Common Stock “UHAL” and Non-Voting Common Stock “UHALB” are expected to continue trading on Nasdaq until December 16, 2022.

“Changing the name of our parent company to the brand the public associates with our core business broadens awareness of the Company with the investing public,” stated Joe Shoen, chairman of AMERCO. “We intend for our move to the NYSE to help with this effort.”

The Company’s Voting Common Stock has traded under ticker symbol “UHAL” since 1994. The Company’s Non-Voting Common Stock was created in October 2022 by the Independent Special Committee and began trading November 10, 2022 under ticker symbol “UHALB.” Both series of stock will trade on the NYSE as “UHAL” and “UHAL.B”, respectively.

The Board of Directors recently announced a regular dividend policy for the Non-Voting Common Stock “UHALB” of $0.04 per share, per quarter. The Voting Common Stock “UHAL” does not currently have a regular dividend policy associated with it.

“We’re thrilled to welcome AMERCO, soon-to-be U-Haul Holding Company, to the New York Stock Exchange,” said John Tuttle, vice chair, NYSE Group. “As a pioneer in do-it-yourself moving and self-storage for more than 75 years, U-Haul will feel at home among our NYSE community of icons and disruptors.”

About AMERCO

AMERCO is the parent company of U-Haul International, Inc., Oxford Life Insurance Company, Repwest Insurance Company and Amerco Real Estate Company. U-Haul is in the shared use business and was founded on the fundamental philosophy that the division of use and specialization of ownership is good for both U-Haul customers and the environment.

AMERCO will change its name to U-Haul Holding Company on December 19, 2022.

About U-Haul

Founded in 1945, U-Haul is the No. 1 choice of do-it-yourself movers, with a network of more than 23,000 locations across all 50 states and 10 Canadian provinces. U-Haul Truck Share 24/7 offers secure access to U-Haul trucks every hour of every day through the customer dispatch option on their smartphones and our proprietary Live Verify technology. Our customers' patronage has enabled the U-Haul fleet to grow to approximately 186,000 trucks, 128,000 trailers and 46,000 towing devices. U-Haul is the third largest self-storage operator in North America and offers over 913,000 rentable storage units and 78.1 million square feet of self-storage space at owned and managed facilities. U-Haul is the largest retailer of propane in the U.S., and continues to be the largest installer of permanent trailer hitches in the automotive aftermarket industry. U-Haul has been recognized repeatedly as a leading "Best for Vets" employer and was recently named one of the 15 Healthiest Workplaces in America.

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